UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 14, 2005

(Date of earliest event reported)

NATIONAL PROPERTIES CORPORATION

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation or organization)

000-00305 Commission File No.	42-0860581 (IRS Employer Identification No.)

4500 Merle Hay Road
Des Moines, Iowa 50310
(Address of principal executive offices)

(515) 278-1132
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 18, 2005, Commercial Net Lease Realty, Inc. (“NNN”) announced that on January 14, 2005 it had entered into a definitive Agreement and Plan of Merger with National Properties Corporation (“NAPE”), an Iowa corporation, pursuant to which NAPE will merge with and into NAPE Acquisition, Inc., a wholly owned subsidiary of NNN (the “Merger”). NNN will issue approximately 1,637,000 shares of its common stock in the Merger. Each holder of NAPE’s common stock will be entitled to receive four (4) shares of NNN’s common stock in exchange for each share of NAPE common stock. The Merger is structured to be tax-free to the shareholders of NAPE.

Total consideration, taking into account the special pre-closing dividend described below and including the assumption of debt, is estimated to be approximately $61 million based on NNN’s closing stock price on January 14, 2005. Completion of the Merger is subject to customary closing conditions, including the approval of the holders of a majority of the outstanding shares of NAPE common stock. NNN has entered into a shareholders’ agreement with the holders of approximately 53% of the outstanding NAPE common stock whereby these holders have agreed to vote in favor of the Merger. However, NNN may terminate the merger agreement if a majority of the NAPE shareholders who are not bound by the shareholders’ agreement do not approve the Merger. The Merger does not require NNN’s shareholders’ approval. As a condition to NNN’s obligation to close the Merger, NAPE must pay a dividend to its shareholders of $20.8 million, or approximately $50.84 per share. Although the Merger itself is tax-free, this amount will be taxable to NAPE shareholders as an ordinary dividend.

Houlihan Lokey Howard & Zukin served as financial advisor to NAPE and provided a fairness opinion in connection with the transaction in which it concluded that the transaction was fair, from a financial point of view, to the public shareholders of NAPE’s common stock.

This communication is not a solicitation of a proxy from any security holder of NAPE. NNN will be filing with the Securities and Exchange Commission a proxy statement/prospectus to be mailed to security holders and other relevant documents concerning the Merger. WE URGE INVESTORS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by NAPE will be available free of charge from National Properties Corporation, Attn: Kristine M. Fasano, 4500 Merle Hay Road, Des Moines, Iowa 50310. Documents filed with the SEC by NNN will be available free of charge from Commercial Net Lease Realty, Inc., Attn: Kevin B. Habicht, 450 South Orange Avenue, Suite 900, Orlando, FL 32801.

The directors and executive officers of NNN and NAPE and other persons may be deemed to be participants in the solicitation of proxies or consents in respect of the proposed Merger. Information regarding NNN’s directors and executive officers is available in its proxy statement filed with the Securities and Exchange Commission on June 3, 2004, and information regarding NAPE’s directors and executive officers is available in its proxy statement filed with the Securities and Exchange Commission on April 9, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained the proxy statement/prospectus and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	No financial statements are required to be filed as part of this Current Report on Form 8-K.

(b)	No pro forma financial information is required to be filed as part of this Current Report on Form 8-K.

(c)	Exhibits.

99.1	Agreement and Plan of Merger among Commercial Net Lease Realty, Inc., NAPE Acquisition, Inc., National Properties Corporation and Raymond Di Paglia, dated as of January 14, 2005.

99.2	Shareholders’ Agreement and Irrevocable Proxy among Commercial Net Lease Realty, Inc., Raymond Di Paglia, Nadine Di Paglia and The Di Paglia Family Trust.

99.3	Press Release dated January 18, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated this 18th day of January 2005.

NATIONAL PROPERTIES CORPORATION

By:	/s/ Raymond Di Paglia

Raymond Di Paglia President and Chief Executive Officer

EXHIBIT INDEX

     Exhibits

99.1	Agreement and Plan of Merger among Commercial Net Lease Realty, Inc., NAPE Acquisition, Inc., National Properties Corporation and Raymond Di Paglia, dated as of January 14, 2005.

99.2	Shareholders’ Agreement and Irrevocable Proxy among Commercial Net Lease Realty, Inc., Raymond Di Paglia, Nadine Di Paglia and The Di Paglia Family Trust.

99.3	Press Release dated January 18, 2005.